UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Synaptics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

October 20, 2015

The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, October 20, 2015, at our principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709 for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2018.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2015 (“say-on-pay”).

3. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 25, 2016.

4. To reapprove the Section 162(m) provisions of the 2010 Incentive Compensation Plan.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 28, 2015, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

San Jose, California	Richard A. Bergman
September 9, 2015	President and Chief Executive Officer

SYNAPTICS INCORPORATED

1251 McKay Drive

San Jose, CA 95131-1709

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 20, 2015, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices, located at 1251 McKay Drive, San Jose, California 95131-1709.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2015 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2015 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about September 9, 2015, to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on August 28, 2015, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 36,048,235 outstanding shares of our common stock, par value $0.001 per share.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three director nominees for three-year terms expiring in 2018, to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 25, 2016, and to reapprove the Section 162(m) provisions of the 2010 Incentive Compensation Plan. The advisory vote on the compensation of our named executive officers for fiscal 2015, commonly referred to as a “say-on-pay” proposal, is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Our Board of Directors recommends that you vote “for” the three director nominees named herein and in favor of each of the other proposals.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2015, (3) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 25, 2016, (4) “for” the proposal to reapprove the Section 162(m) provisions of our 2010 Incentive Compensation Plan, and (5) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 25, 2016, when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.

Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay, or the reapproval of Section 162(m) provisions of the 2010 Incentive Compensation Plan proposals if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 25, 2016, or the proposal to reapprove the Section 162(m) provisions of our 2010 Incentive Compensation Plan, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2015 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide, upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 27, 2015, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were 52-week periods for the fiscal years ended June 27, 2015, or fiscal 2015; June 28, 2014, or fiscal 2014; and June 29, 2013, or fiscal 2013.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at eight. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Jeffrey D. Buchanan, Keith B. Geeslin, and James L. Whims for election as class 1 directors for three-year terms expiring in 2018 or until their successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Buchanan, Geeslin, and Whims currently are directors of our company. In the event that Messrs. Buchanan, Geeslin, and Whims are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. At this time, it is not expected that Messrs. Buchanan, Geeslin, and Whims will be unable or will decline to serve as directors.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	63	Chairman of the Board	2017
Richard A. Bergman	51	President, Chief Executive Officer, and Director	2016
Jeffrey D. Buchanan	59	Director	2015
Nelson C. Chan	54	Director	2017
Keith B. Geeslin	62	Director	2015
Russell J. Knittel	65	Director	2016
Richard L. Sanquini	80	Director	2017
James L. Whims	60	Director	2015

Francis F. Lee has been the Chairman of the Board of Directors of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and as President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard A. Bergman has been President, Chief Executive Officer, and a director of our company since September 2011. Prior to joining our company, Mr. Bergman was Senior Vice President and General Manager of Product Group at Advanced Micro Devices, Inc. or AMD, a New York Stock Exchange-listed global semiconductor company, from May 2009 to September 2011. From October 2006 to May 2009, Mr. Bergman served as Senior Vice President and General Manager of AMD’s Graphics Product Group. Mr. Bergman’s career at AMD began in October 2006 when AMD acquired ATI Technologies, or ATI, where he served as Senior Vice President and General Manager of PC Group. Prior to ATI, Mr. Bergman served as Chief Operating Officer at S3 Graphics, a division of SonicBlue Inc. Mr. Bergman has held senior level management positions in the technology field since his early roles at Texas Instruments, Inc. and IBM. Mr. Bergman is a member of the Board of Directors and a member of the Compensation Committee of Maxwell Technologies, a developer and manufacturer of energy storage and power delivery solutions. Mr. Bergman holds a Bachelor of Science degree in Electrical Engineering from the University of Michigan and a Master’s degree in Business Administration from the University of Colorado. We believe Mr. Bergman’s position as Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations, and challenges of our company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Holding Corporation, a NASDAQ Global Select Market-listed company that is a U.S.-based leader in firearm manufacturing and design, since January 2011. Mr. Buchanan served as Secretary of Smith & Wesson Holding Corporation from January 2011 until April 2012. Mr. Buchanan also served on the Board of Directors and as the Chairman of the Audit Committee of Smith & Wesson Holding Corporation from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including as Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. In September 2005, Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Mr. Buchanan was a business attorney for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears from 1986 until 1996 and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree from the University of Arizona, and a Master of Laws degree in Tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is Chairman of the Board of Directors of Outerwall Inc., a NASDAQ Global Select Market-listed company, which is a provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. Mr. Chan is also a member of the Board of Directors, Chairman of the Audit Committee, and a member of the Compensation Committee of Affymetrix, Inc., a NASDAQ Global Select Market-listed company, which develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan is also a member of the Board of Directors and a member of the Audit Committee of Deckers Outdoor Corporation, a footwear, apparel and accessories designer and distributor. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc., a NASDAQ Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company. Mr. Chan also serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors and Chairman of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin formerly served on the Board of Directors of Blue Coat Systems, Inc., formerly a public company, that provides hardware and software products to secure and accelerate delivery of business applications over wide area networks and the Internet, and Hypercom Corp., formerly a public company, that designs, manufactures, and sells electronic payment solutions. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering and a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has been a director of our company since October 2010. Mr. Knittel served as Interim President and Chief Executive Officer of our company from October 2010 through September 2011, and as Executive Vice President of our company from July 2007 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 through September 2009; as Senior Vice President of our company from November 2001 until July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel is a member of the Board of Directors and a member of the Audit Committee of Quest Resource Holding Corporation, a NASDAQ-listed company that provides waste management and recycling services. Knittel also serves as a director of Source Photonics, a privately held company. Mr. Knittel served as a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer, from June 2009 to February 2014, and as a director of OCZ Technology Group, Inc., a former public company, that designed, manufactured, and distributed solid-state drives and computer components, from June 2010 to August 2014. Mr. Knittel holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Administration from San Jose State University. We believe Mr. Knittel’s service as Interim Chief Executive Officer and Chief Financial Officer of our company and his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is presently a Partner at LiteCAP, a private equity firm, and has been a consultant in the semiconductor industry for more than five years. Mr. Sanquini is the former Chairman of the Board of Directors of PortalPlayer, Inc., formerly a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999 after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board of Directors for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a NASDAQ-listed company that designs, develops, and markets video and pixel processing semiconductors and software for digital video applications, and is on the Boards of Directors of two private companies: R2 Semiconductor and Keyssa. Mr. Sanquini previously served on the Board of Directors of Validity Sensors, Inc., or Validity, which we acquired in fiscal 2014. He is also a Management Consultant with Teradyne/LitePoint. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

James L. Whims has been a director of our company since October of 2007. Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims also serves on the Board of Directors of numerous private companies, including DigiLens, Phizzle, Twitch TV, and WaveConnex. Mr. Whims was formerly a member of the Board of Directors of THQ, Inc., a formerly NASDAQ-listed independent developer and publisher of interactive entertainment software. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988. Mr. Whims holds a Bachelor of Science degree from Northwestern University and a Master’s degree in Business Administration from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Election of Nominees

The election of Messrs. Buchanan, Geeslin, and Whims as class 1 directors for three-year terms expiring in 2018 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his background, employment and affiliation, including family relationships, that Messrs. Buchanan, Chan, Geeslin, Lee, Knittel, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Bergman is not considered an independent director of our company because of his current position as CEO of our company. There are no family relationships among any of our directors and director nominees or executive officers.

Board Committees

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.

The Audit Committee

The purposes of the Audit Committee include overseeing the financial and reporting processes of our company and the audits of the financial statements of our company, and providing assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company; our company’s compliance with legal and regulatory matters; the independent auditor’s qualifications and independence; and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting processes and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, executive officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buchanan, Chan, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Buchanan (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Buchanan serves as the Chairman of the Audit Committee.

The Compensation Committee

The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company, and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Geeslin, Sanquini, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanquini serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee

The purposes of the Nominations and Corporate Governance Committee include selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors at the annual meeting of stockholders or, if applicable, a special meeting of stockholders, overseeing the selection and composition of the committees of our Board of Directors, and, as applicable, overseeing the management succession planning process. The Nominations and Corporate Governance Committee currently consists of Messrs. Chan, Geeslin, and Sanquini, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner, and addressed and delivered to our company’s corporate secretary at our executive offices set forth in this proxy statement. In addition to persons recommended by stockholders for inclusion as nominees for election to our Board of Directors, the Nominations and Corporate Governance Committee may also identify director candidates that come to its attention through incumbent directors, management or third parties, and may, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. The Nominations and Corporate Governance Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, the Nominations and Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or NASDAQ regulations on our website at www.synaptics.com. These documents are also available in print for any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Board’s Role in Risk Oversight

As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation policies and practices would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance-related risks, such as director independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

We currently select, on a rotating basis, one of our independent directors to serve as Lead Director. Mr. Chan is currently serving as our Lead Director. In that role, Mr. Chan helps to facilitate communication and interaction between the Board of Directors and management.

Director and Officer Derivative Trading and Hedging

Our Insider Trading Policy prohibits our directors and employees, including our executive officers, and any family member residing in the same household from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a value equal to at least three times his or her annual base salary and members of our Board of Directors to own shares of our common stock with a value equal to at least five times their annual retainer. These individuals have five years from fiscal 2012, when these guidelines were adopted, to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders. Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 27, 2015, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors, other than Mr. Sanquini. Mr. Sanquini was a director of Validity, which we acquired on November 7, 2013. See “Certain Relationships and Related Transactions.”

Board and Committee Meetings

Our Board of Directors held a total of five meetings during fiscal 2015. During fiscal 2015, the Audit Committee held five meetings; the Compensation Committee held four meetings; and the Nominations and Corporate Governance Committee held three meetings. Each of our directors attended at least 75% of the total number of meetings of our Board of Directors held during fiscal 2015 and the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2015.

Executive Sessions

We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided over by our Lead Director.

Annual Meeting Attendance

We encourage our directors to attend each Annual Meeting of Stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board of Directors on the same day as our Annual Meeting of Stockholders. All of our directors attended our Annual Meeting of Stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of the various committees of our Board of Directors, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices set forth in this proxy statement. Any such letters will be forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following executive officers:

•	Richard A. Bergman, our Chief Executive Officer & President (our “CEO”);

•	Wajid Ali, our Senior Vice President and Chief Financial Officer;

•	Kevin Barber, our Senior Vice President & General Manager, Smart Display Division;

•	Scott Deutsch, our Senior Vice President of Worldwide Sales;

•	Huibert Verhoeven, our Senior Vice President and General Manager of the Human Interface Systems Division (HISD); and

•	Kathleen A. Bayless, our former Senior Vice President, Chief Financial Officer & Treasurer.

We hired Mr. Ali in April 2015 as our new Senior Vice President and Chief Financial Officer. Kathleen A. Bayless, our former Senior Vice President, Chief Financial Officer & Treasurer, ceased to be an executive officer effective May 2015 and left the company in June 2015. Ms. Bayless is included in this disclosure for fiscal year 2015 as required by applicable SEC rules.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors, or the Compensation Committee, arrived at the specific compensation policies and decisions involving our executive officers, including our Named Executive Officers, during fiscal 2015.

Executive Summary

Fiscal 2015 was our third full fiscal year under the tenure of Mr. Bergman as our CEO. Under his leadership, we recorded significant increases across several key financial measures, with record net revenue, record non-U.S. generally accepted accounting principles, or GAAP, operating income, and record non-GAAP net income per share. As a result, given our emphasis on operating profit in our cash incentive plan, the actual compensation paid to our executive officers, including our Named Executive Officers, was higher than their target total direct compensation opportunities for the year.

Fiscal 2015 Financial Highlights

For fiscal 2015, we recorded the following significant financial results:

•	Net revenue was a record $1.7 billion, an 80% increase from net revenue of $947.5 million for fiscal 2014;

•	GAAP operating income was $162.2 million, compared with GAAP operating income of $72.5 million for fiscal 2014;

•	GAAP net income was $110.4 million, or $2.84 per diluted share, compared with GAAP net income of $46.7 million, or $1.26 per diluted share, for fiscal 2014;

•	Non-GAAP operating income, or operating profit, was a record $269.6 million, or 15.8% of net revenue, compared with non-GAAP operating income of $188.9 million, or 19.9% of net revenue, for fiscal 2014; and

•	Non-GAAP net income was a record $221.4 million, or $5.69 per diluted share, compared with non-GAAP net income of $157.6 million, or $4.25 per diluted share, for fiscal 2014.

See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP results.

Fiscal 2015 Executive Compensation Highlights

As embodied in our compensation philosophy, we directly link the compensation of our executive officers, including our Named Executive Officers, to the attainment of our annual and long-term financial and operational objectives, which we believe furthers the interests of our stockholders. Accordingly, our fiscal 2015 compensation actions and decisions were based, in large part, on our executive officers’ efforts and achievements in advancing our financial and strategic interests.

For fiscal 2015, the Compensation Committee took the following actions with respect to the incentive compensation of our Named Executive Officers:

•	approved annual cash bonus payments that were, on average, 103% of each eligible Named Executive Officer’s target annual cash bonus opportunity, reflecting the achievement of 103% of our operating profit target for fiscal 2015;

•	approved stock-based compensation awards consisting of a combination of stock options and market stock unit, or MSU, awards for our Named Executive Officers at levels that met competitive market conditions and satisfied our retention objectives; and

•	approved stock-based compensation awards consisting of a combination of stock options and deferred stock unit, or DSU, awards for our Named Executive Officers hired during fiscal 2015 at levels designed to ensure their recruitment and our retention objectives, and alignment with our shareholders’ and our company’s long-term objectives.

Company Performance and Realizable Pay

We consider stock-based compensation to be an important component of our executive compensation philosophy. Our long-term equity-based incentive compensation consists of stock options, DSU awards, and performance-based MSU awards. As a high-growth company that encounters significant competition for qualified personnel, equity-based compensation plays a critical role in our ability to attract, hire, motivate, and retain qualified and experienced executive officers. The continued use of stock-based compensation is necessary for us to compete for qualified executive officers without significantly increasing cash compensation.

We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive, or LTI, compensation for our executive officers because they are rewarded only to the extent that, following the grant date of the stock options, our stock price grows and our stockholders also see the value of their investment grow.

We believe that DSU awards, which enable our executive officers to earn shares of our common stock only when they have satisfied multi-year service-based vesting conditions, help us to achieve our retention objectives and further align the interests of our executive officers with those of our stockholders.

We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to the Philadelphia Semiconductor Index, or SOX Index, over the performance periods of up to three years, provide an equity opportunity that has more consistent value delivery compared with stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and a source of motivation to our executive officers even in a down-market environment, while also providing upside potential if we outperform the SOX Index over the performance periods. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.

The equity compensation we grant to our executive officers is intended to align executive officer compensation with company performance and the creation of shareholder value. This compensation design has historically resulted in a strong alignment between our CEO’s compensation and the company’s recent performance. The following tables illustrate the alignment of our CEO’s compensation (on a realizable pay basis) with our financial performance (based on total stockholder return, or TSR) relative to our compensation peer group used by the Compensation Committee when setting fiscal 2015 compensation. The vertical axis represents the percentile ranking of our and our compensation peer group’s TSR over the indicated period. The horizontal axis represents the percentile ranking of our CEO’s and our compensation peer group’s chief executive officers’ realizable compensation over the indicated period. As demonstrated by these tables, the realizable compensation of our CEO for fiscal 2015 was well aligned with our one-year and three-year TSR, as of June 27, 2015, when compared with our fiscal 2015 compensation peer group.

1.	The One-Year CEO Pay for Performance chart illustrates CEO Realizable Compensation for Mr. Bergman for fiscal 2015. The Three-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal years 2013 through 2015.

2.	Realizable compensation is defined as the sum of (i) base salary, (ii) actual bonus earned, (iii) aggregate value of time-vested and target performance vested stock and stock units granted during the three most recent fiscal years, and (iv) aggregate in-the-money value of stock options granted during the three most recent fiscal years. Realizable compensation was calculated in the same manner for our CEO and the chief executive officers of the companies in our compensation peer group. Equity award values were calculated using each company’s closing stock price as of June 26, 2015.

3.	TSR reflects the percentage change in value for stockholders through stock price appreciation over the applicable period (adjusted to reflect the impact of dividends paid). TSR was calculated using each company’s closing stock price as of June 26, 2015.

Further, we have consistently set aggressive target levels for the financial performance measures used in our annual performance-based cash bonus plan. As reflected in the following table, we grew non-GAAP operating income and achieved record levels of non-GAAP profitability in five of the last six fiscal years, during which, we funded the annual performance-based bonus pool at 110% of the target payment level, on average.

Results of Say-on-Pay Vote

At our Annual Meeting of Stockholders in October 2014, we conducted our fourth stockholder advisory vote on the compensation of our Named Executive Officers (commonly referred to as a “say-on-pay” vote). Our stockholders approved the fiscal 2014 compensation of our Named Executive Officers, with approximately 80% of the votes cast in favor of our say-on-pay proposal.

Following our 2014 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the say-on-pay vote, and concluded that the changes it made to the structure of our executive compensation program in prior fiscal years were operating as anticipated. Consequently, the Compensation Committee did not make any additional significant changes to our executive compensation program or its decision-making process in fiscal 2015, other than as described herein.

Our Board of Directors has determined that our stockholders should have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers each year, consistent with the preference expressed by our stockholders at our Annual Meeting of Stockholders in October 2011.

Compensation Philosophy and Objectives

We are a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully compete in this dynamic environment, we must continually develop and refine our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We are located in the Silicon Valley region of Northern California and compete with many of the premier global technology companies in attracting and retaining a skilled management team and key engineering talent. Our competitors for management and engineering talent use stock-based compensation as an important element of their overall compensation programs. To meet the challenges presented by our operating environment, we have embraced a compensation philosophy that seeks to achieve the following specific objectives:

•	reward the successful achievement of our financial objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success;

•	align compensation to our interests as a whole and the interests of our stockholders, which requires an emphasis on stock-based compensation; and

•	recognize strong performing executive officers by offering compensation that rewards individual achievement, corporate stewardship, and fiscal responsibility, as well as contributions to our overall success.

Total compensation levels are set to reflect the role, responsibilities, and contributions of each executive officer, as well as the achievement of corporate and individual financial and operational goals. As a result of our compensation philosophy, compensation levels may vary significantly from fiscal year to fiscal year on an absolute basis and among our various executive officers.

Each year, the most important measure in assessing our corporate performance is operating profit. At the same time, the most important measure of individual performance is the achievement of each executive officer’s individual objectives that vary from year to year and position to position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention.

We expect the compensation level of our CEO will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance objectives, since our compensation policies establish the framework for our executive officers’ base salaries, target annual cash bonus opportunities, and stock-based compensation after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.

Compensation-Setting Process

Our Board of Directors has appointed the members of the Compensation Committee, which consists exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors for approval with respect to, the cash compensation of our executive officers, including our Named Executive Officers, and to grant, or recommend the grant of, stock-based compensation to our executive officers including our Named Executive Officers. The Compensation Committee currently makes compensation-related decisions regarding our executive officers.

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO each fiscal year and determines his compensation in light of our goals and objectives for that year. The Compensation Committee, together with our CEO, assesses the performance of our other executive officers, including our other Named Executive Officers, each year. Based in part on the recommendations of our CEO, the Compensation Committee determines the compensation of our other executive officers.

Role of the Chief Executive Officer

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present. This enables the Compensation Committee to review with our CEO the corporate and individual objectives that he regards as important to our overall success. The Compensation Committee also requests that our CEO assess the performance of, and our goals and objectives for, our other executive officers, including our other Named Executive Officers. Although the participation of our CEO may influence the establishment of performance target levels and individual objectives, including his own, the Compensation Committee makes all determinations regarding corporate and individual performance measures and objectives, and related target levels. Our CEO does not attend any portion of the Compensation Committee meetings at which his compensation is discussed.

Role of the Compensation Consultant

From time to time, the Compensation Committee retains a compensation consultant or other advisors to review a wide variety of factors relevant to executive compensation, review trends in executive compensation, and identify relevant comparable companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of the compensation consultant or other advisor, and its compensation consultant or other advisor reports directly to the Compensation Committee.

During fiscal 2015, the Compensation Committee engaged Compensia, Inc., a national management consulting firm, to assist it in connection with its review of our fiscal 2015 executive compensation program and its analysis of the competitive market for executive talent. Compensia provided no other services to our company during fiscal 2015.

The Compensation Committee has considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. The Compensation Committee requested and received confirmation from Compensia addressing the independence of the firm and its senior advisors working with the Compensation Committee. The Compensation Committee discussed these considerations and concluded that the work performed by Compensia did not raise any material conflict of interest.

Use of Market Data

In determining the compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies.

During the latter stages of fiscal 2014, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for fiscal 2015 based on the following selection criteria:

•	Industry: companies that compete in the semiconductor or peripherals industries or that supply technology components to original equipment manufacturers, or OEMs.

•	Revenue: companies with revenue between approximately $300 million and $2.7 billion, based upon the last four quarters of reported revenue at the time of selection.

•	Market capitalization: companies with a market capitalization of greater than $1.0 billion at the time of selection.

The companies included in the compensation peer group approved by the Compensation Committee were as follows:

Atmel	Maxim Integrated Products	Silicon Laboratories

Cavium	Microsemi	Skyworks Solutions

Cirrus Logic	NetGear	Triquint

Cypress Semiconductor	Plantronics	Xilinx

Integrated Device Technology	PMC-Sierra	Zebra Technologies

International Rectifier	RF Micro Devices

Intersil	Semtech

Compensia provided the Compensation Committee with an analysis of the companies in the compensation peer group; determined our position relative to the compensation peer group; developed guidelines and recommendations for the structure of our fiscal 2015 executive compensation program; reviewed the overall compensation packages; and advised the Compensation Committee regarding the propriety of our fiscal 2015 executive compensation program.

The Compensation Committee aims to select peer companies such that our company falls near the median for revenue and market capitalization within the selected peer group. For fiscal 2016, based upon suggestions from Compensia, the Compensation Committee approved changes to the compensation peer group criteria to include semiconductor companies with revenue of between approximately $560 million and $5.1 billion, based upon the last four quarters of reported revenue at the time of selection, and a market capitalization of greater than $1.0 billion. As a result of the new criteria, including acquisition and merger activity impacting the compensation peer group, the Compensation Committee removed Cavium, International Rectifier, Intersil, NetGear, Plantronics, PMC-Sierra, RF Micro Devices, Semtech, TriQuint Semiconductor, and Zebra Technologies, and added Altera, Cree, Fairchild Semiconductor, InvenSense, Linear Technology, Microchip Technology, NVIDIA, OmniVision Technologies, ON Semiconductor, and Qorvo, to the compensation peer group for fiscal 2016.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual performance-based cash bonuses, and LTI compensation in the form of stock-based awards. Our executive officers also participate in several company-wide benefit plans, including retirement and health and welfare benefit plans, which generally are available to all regular full-time employees.

Base Salary

We seek to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executive officers. Base salaries for our executive officers, including our Named Executive Officers, reflect his or her position, responsibilities, experience, skills, performance, and ongoing and expected future contributions. In determining base salary, the Compensation Committee also takes into account salary levels for similar positions at the companies in the compensation peer group and base salary levels relative to other positions within our company. Consistent with our compensation philosophy, we set the base salaries of our executive officers at levels that are less than the market median to reinforce our desire that our annual performance-based cash bonuses and LTI compensation, which are based on our financial performance and our executive officers’ achievement of individual performance objectives as set from time to time represent a significant portion of the executive officers’ target compensation each year.

The Compensation Committee determines the annual base salary of our CEO in its sole discretion. The base salaries of our other executive officers, including our other Named Executive Officers, are determined by the Compensation Committee after considering the recommendations of our CEO as well as the factors described above.

As has been its practice, for fiscal 2015, the Compensation Committee set the base salaries for our executive officers, including our Named Executive Officers, at the beginning of the fiscal year. The annual base salaries for our Named Executive Officers during fiscal 2015 were as follows:

Named Executive Officer	Annualized Fiscal 2014 Base Salary	Annualized Fiscal 2015 Base Salary	Percentage Change
Richard A. Bergman	$630,000	$700,000	11.1%
Wajid Ali(1)	—	$395,000	—
Kevin Barber	$330,000	$360,000	9.1%
Scott Deutsch	$290,000	$330,000	13.8%
Huibert Verhoeven(2)	—	$330,000	—
Kathleen A. Bayless(3)	$345,000	$355,000	2.9%

(1)	Mr. Ali’s base salary was set when he joined us in May 2015.
(2)	Mr. Verhoeven’s base salary was set when he joined us in August 2014.
(3)	Ms. Bayless resigned from the Company in June 2015. The table reflects Ms. Bayless’ annual base salary immediately prior to her resignation.

The base salaries for our Named Executive Officers increased for fiscal 2015 based on the Compensation Committee’s performance assessments, changes in base salary levels as reflected in the competitive market, and other factors as described above.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. The payment of these bonuses is based upon the achievement of one or more corporate performance objectives, which typically include meeting a specified target level of operating profit and individual performance goals.

At the beginning of each fiscal year, our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the fiscal year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance goals for the fiscal year.

Target Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our Named Executive Officers for fiscal 2015 should be based on a percentage of such Named Executive Officer’s base salary. The target annual cash bonus opportunity established for each Named Executive Officer for fiscal 2015 was as follows:

		Target Annual Cash	Annualized Target
	Annualized	Bonus Opportunity	Annual Cash Bonus
	Fiscal 2015	(as a percentage of	Opportunity
Named Executive Officer(1)	Base Salary	base salary)	(as a dollar amount)
Richard A. Bergman	$700,000	115%	$805,000
Kevin Barber	$360,000	65%	$234,000
Scott Deutsch	$330,000	65%	$214,500
Huibert Verhoeven	$330,000	65%	$214,500
Kathleen A. Bayless	$355,000	65%	$230,750

(1)	Mr. Ali commenced employment in May 2015, and therefore was ineligible for a fiscal 2015 cash bonus.

In setting these target annual cash bonus opportunities for our Named Executive Officers, the Compensation Committee exercised its judgment and considered several factors, including our overall financial and operational results for the prior fiscal year, the prior performance of each individual executive officer, his or her potential to contribute to our long-term strategic success, his or her role and responsibilities, his or her individual experience and skills, market practices for annual bonuses, and, for our other Named Executive Officers, the recommendations of our CEO.

Corporate Performance Measures

For fiscal 2015, our Board of Directors selected operating profit as the sole corporate performance measure that best supported our annual operating plan and enhanced long-term value creation for purposes of funding our bonus pool. As determined by the Compensation Committee, our executive officers, including our Named Executive Officers (other than Mr. Ali, who was not eligible for a fiscal 2015 performance-based cash bonus) were eligible to receive bonus payments based on our actual performance against the operating profit target set forth in our fiscal 2015 annual operating plan. For fiscal 2015, the target level for the non-GAAP operating profit performance measure was $261.4 million and we achieved $269.6 million, or 103% of the target level. Our Board of Directors set this target level to be aggressive, yet achievable, with diligent effort during the fiscal year. For more information on how non-GAAP operating profit is calculated, see Appendix A of this proxy statement.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our CEO developed and recommended to the Compensation Committee a series of individual performance goals for our executive officers, including our other Named Executive Officers, other than Mr. Ali, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee. The Compensation Committee determined the individual performance goals that should be used to assess the performance of our CEO.

For purposes of the fiscal 2015 annual performance-based cash bonuses, the individual performance goals for each of our Named Executive Officers eligible to receive such bonuses were as follows:

•	Mr. Bergman – Achieve our fiscal 2015 annual operating plan, support our business growth objectives, evaluate and drive long-term corporate growth strategies and market opportunities, and foster an environment of high integrity and ethics.

•	Ms. Bayless – Support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Barber – Expand position within strategic customers, drive market share within strategic markets, establish long-term focus and strategy for large touch screen development and market opportunities, and support the achievement of our fiscal 2015 annual operating plan.

•	Mr. Deutsch – Focus on achieving annual financial targets by driving sales of our core products and managing the relationships with our key strategic customers.

•	Mr. Verhoeven – Establish long-term focus and strategy for the Human Interface Systems Division (HISD), maintain position within strategic customers, drive market share and seek new market opportunities, and support the achievement of our fiscal 2015 annual operating plan.

After the end of the fiscal year, our CEO evaluated each executive officer’s progress towards the achievement of his or her individual performance objectives. In the case of our CEO, the Compensation Committee evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2015 Bonus Decisions

For fiscal 2015, annual performance-based cash bonus payments were determined after the end of the fiscal year by the Compensation Committee. The Compensation Committee’s determination of annual performance-based cash bonuses involved a two-step process. First, the Compensation Committee established the annual target cash bonus pool for the applicable fiscal period based on the aggregate target cash bonus opportunities for all of our employees, including our executive officers. The actual bonus pool was subject to the actual level of achievement of the pre-established operating profit target level for the fiscal period and was adjusted based on our actual performance relative to the operating profit target level as approved by our Board of Directors at the beginning of the year. The adjustment to the bonus pool was established to equal 12.5% of the amount, if any, by which our actual operating profit for the fiscal year exceeds or falls short of the operating profit target level.

Second, the Compensation Committee determined the cash bonus payment, if any, to be received from the available bonus pool by an executive officer was determined based on the executive officer’s position and responsibility level within our company, as well as his or her individual performance as evaluated by our CEO. Further, the Compensation Committee exercised discretion in determining each executive officer’s bonus payment based upon the size of the available pool and a subjective assessment of the level of achievement of his or her individual performance objectives.

For fiscal 2015, our annual performance-based cash bonus program was broad based with 100% of our worldwide non-commission-based employees participating. For fiscal 2015 as a whole, we achieved a payout level of 104% as a result of exceeding the target level for the operating profit performance measure. The portion of the bonus pool established by the Compensation Committee for our Named Executive Officers represented approximately 1.0% of our fiscal 2015 operating profit.

The bonus payments for each of our Named Executive Officers were determined based on both our financial performance (as measured by our operating profit) for fiscal 2015, and on a subjective assessment by the Compensation Committee of each Named Executive Officer’s actual performance as evaluated against his or her individual performance objectives (in the case of our other Named Executive Officers, after considering the recommendations of our CEO). Based on this criteria, the following bonus payments were made to our eligible Named Executive Officers for fiscal 2015:

			Actual Cash Bonus
			Payment (as a
	Target Annual	Actual Total Cash	percentage of base
	Cash Bonus	Bonus Payout	salary earned in
Named Executive Officer	Opportunity	(as a dollar amount)	fiscal 2015)
Richard A. Bergman	$700,000	$805,000	115.0%
Kevin Barber	$234,000	$219,024	60.8%
Scott Deutsch	$214,500	$223,080	67.6%
Huibert Verhoeven(1)	$214,500	$170,519	61.6%
Kathleen A. Bayless(2)	$230,750	$230,750	69.5%

(1)	Mr. Verhoeven commenced employment in August 2014, and was eligible for a prorated fiscal 2015 cash bonus.
(2)	Ms. Bayless retired in June 2015, and in connection with her Separation Agreement and Release was guaranteed a time-based pro rata portion of her fiscal 2015 target bonus opportunity .

The cash bonus amounts paid to our Named Executive Officers for fiscal 2015 are set forth in the Fiscal 2015 Summary Compensation Table.

Long-Term Incentive Compensation

We use LTI compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and thereby, further align their interests with those of our stockholders.

We believe that stock options, which we grant with exercise prices equal to the fair market value of our common stock on the date of grant, provide appropriate LTI compensation for our executive officers because they are rewarded only to the extent that, following the grant date of the stock options, our stock price grows, which aligns with our stockholders’ interest in also seeing the value of their investment grow.

We believe that DSU awards, which enable our executive officers to earn shares of our common stock only when they have satisfied multi-year service-based vesting conditions, provide an appropriate balance to other forms of equity awards for several reasons, including ongoing concerns over the dilutive effect of stock options; our desire to have a more direct correlation between the compensation expense we must take for financial reporting purposes and the actual value delivered to our executive officers; and the fact that the incentive effects of DSU awards are less subject to market volatility than stock options. In addition, we believe that DSU awards help us achieve our retention objectives and further align the interests of our executive officers with those of our stockholders.

We believe that MSU awards, which enable our executive officers to earn shares of our common stock based on our performance relative to a competitive market over a multi-year performance period, provide an equity opportunity that delivers more consistent value than stock options since, unlike stock options, MSU awards can retain some of their value even in a highly volatile stock market. Thus, we believe that MSU awards serve as a retention tool and as a source of motivation to our executive officers even in a down-market environment, while also providing strong upside potential when we outperform the market. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

Typically, the Compensation Committee grants equity awards to an executive officer at the outset of his or her employment with our company, which consists of a combination of stock options and DSU awards. In addition, during its annual review of our executive compensation program, if the Compensation Committee determines that the performance of a current executive officer merits an increase in the number of shares of our common stock that such executive officer has the opportunity to earn, it may, in its discretion, determine to grant an additional equity award, which is typically comprised of a split between stock options and MSU awards, to such executive officer.

Fiscal 2015 Long-Term Incentive Compensation Decisions

In fiscal 2013, the Compensation Committee revised the vesting schedule for new stock option and DSU awards as follows: for current employees, generally 1/12th of the total number of shares of our common stock subject to the stock option vest each quarter following the grant date until fully vested; for newly hired employees, generally 1/3rd of the total number of shares subject to the stock option vest on the first anniversary of the grant date and thereafter, 1/12th of the total number of shares subject to the award vest each quarter until fully vested. In fiscal year 2016, we expect to extend the vesting of new stock option and DSU awards for newly hired employees to a four-year vesting period as follows: for new stock option awards, generally 1/4th of the total number of shares subject to the stock option will vest on the first anniversary of the vesting start date and thereafter, 1/16th of the total number of shares subject to the award vest each quarter until fully vested; for new DSU awards, generally 1/4th of the total number of shares of our common stock subject to the award vest annually in the quarter the award was granted until fully vested. For current employees, DSU awards will now vest on an annual basis over three years as follows: generally 1/3rd of the total number of shares of our common stock subject to the award will vest annually in the quarter the award was granted until fully vested.

For fiscal 2015, our Named Executive Officers who received a refresh grant received approximately half of their annual LTI compensation in the form of a stock option and approximately half in the form of an MSU award. The Compensation Committee determined that an LTI compensation award consisting of a combination of stock options and MSU awards would provide our executive officers with a competitive and balanced equity compensation package, while at the same time aligning their compensation with our long-term business and financial objectives.

The size of these LTI compensation awards were determined by the Compensation Committee based on its assessment of our financial results for fiscal 2014, its evaluation of each executive officer’s performance during fiscal 2014, and the following additional factors: each executive officer’s position within our company; an assessment of the equity award practices of the companies in our compensation peer group; and an assessment of the outstanding equity awards then-held by each executive officer. In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Stock Options and DSU Awards

Once the size of the LTI compensation awards for Messrs. Bergman, Barber and Deutsch and Ms. Bayless were determined, the Compensation Committee decided that the portion of the award to be delivered in the form of stock options would be granted quarterly in four equal installments beginning in October 2014, which is in the second quarter of our fiscal 2015, through the first quarter of fiscal 2016, with an exercise price equal to the fair market value of our common stock on each grant date. Messrs. Ali and Verhoeven, who were hired during fiscal 2015, were granted stock option and DSU awards in connection with their appointment as our Senior Vice President & Chief Financial Officer and Senior Vice President & General Manager of our Human Interface Systems Division, respectively.

The stock options and DSU awards granted to our Named Executive Officers during fiscal 2015 were as follows:

Named Executive Officer	Total Number of Shares Underlying Stock Option Portion of LTI Award		Aggregate Grant Date Value of Stock Option Portion of LTI Award Granted During Fiscal 2015	Total Number of Shares Underlying DSU Portion of LTI Award	Aggregate Grant Date Value of DSU Portion of LTI Award Granted During Fiscal 2015
Richard A. Bergman	81,725	(1)	$2,233,911	—	—
Wajid Ali	40,000		$1,218,544	15,000	$1,329,900
Kevin Barber	20,901	(1)	$572,096	—	—
Scott Deutsch	16,156	(1)	$440,704	—	—
Huibert Verhoeven	23,742		$541,652	9,533	$592,047
Kathleen A. Bayless	14,241	(1)	$390,586	—	—

(1)	This includes one-quarter of the stock options comprising each executive officer’s fiscal 2014 award and three-quarters of the stock options comprising each Named Executive Officer’s fiscal 2015 award, all of which were granted during fiscal 2015. Approximately one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s fiscal 2014 award was granted on August 1, 2014. Approximately one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s fiscal 2015 award was granted on each of the following dates: October 24, 2014, January 30, 2015, and April 24, 2015.

MSU Awards

As established by the Compensation Committee, each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our total shareholder return, or the TSR, compared to that of the Philadelphia Semiconductor Index TSR, or the SOX Index TSR, over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. Pursuant to the terms of the fiscal 2015 MSU awards granted on October 24, 2014:

•	The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2015, September 30, 2016, and September 30, 2017).

•	Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in a payout of 100% of the target number of shares of our common stock for the one-year and two-year performance periods and an increase in the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one-year and two-year performance periods (subject to a cap of 200% of the target number of shares of our common stock subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).

Any shares of our common stock earned under an MSU award will vest and be delivered to an executive officer within 30 days of the end of the one-year, two-year, and three-year performance periods. In limited circumstances, including in a change of control of our company and termination of an executive officer, an acceleration of vesting may occur; such acceleration, if any, will occur pursuant to any then-in-effect Change of Control policy covering such executive officer.

The MSU awards granted to our Named Executive Officers during fiscal 2015 were as follows:

Named Executive Officer	Target Number of Shares Underlying MSU Awards(1)	Grant Date Fair Value of MSU Awards
Richard A. Bergman	27,600	$1,834,848
Wajid Ali	—	—
Kevin Barber	6,700	$445,416
Scott Deutsch	5,800	$385,584
Huibert Verhoeven	—	—
Kathleen A. Bayless	4,300	$285,864

(1)	The number of shares of our common stock set forth in this column represents the target number of shares that may be earned by our Named Executive Officers. The actual number of shares of our common stock that will be received, if any, is determined based on the formula set forth in the MSU award agreement up to a maximum of 200% of the amount of the target number of shares.

The equity awards granted to our Named Executive Officers in fiscal 2015 are set forth in the Fiscal 2015 Summary Compensation Table and the Fiscal 2015 Grants of Plan-Based Awards Table.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require our CEO to own shares of our common stock with a value equal to at least three times his annual base salary. Our CEO has five years from fiscal 2012 to achieve the required ownership levels. We believe that these guidelines further promote the alignment of the long-term interests of our CEO with our stockholders. We also believe that these guidelines help mitigate the risks associated with our executive compensation program. In addition, our Insider Trading Policy prohibits our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Equity Award Grant Policy

Our Board of Directors or the Compensation Committee, as applicable, approves equity awards at its regularly scheduled meetings each year. Generally, in the case of equity awards granted to newly hired executive officers, we set the price of such awards at the closing market price of our common stock as reported on the Nasdaq Global Select Market on the date such grant is approved by the Compensation Committee or its delegate. Generally, in the case of stock option or DSU awards granted to our existing executive officers, we provide for effective dates and set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on the first business day after the applicable quarterly financial earnings release. In the case of MSU awards granted to our existing executive officers, we set the price of such awards at an exercise price equal to the fair market value of our common stock on each grant date. For more information on our MSU awards, refer to the “Long-Term Incentive Compensation” section in this Proxy Statement.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our Named Executive Officers have been set forth in a written employment offer letter. Each of these arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board of Directors.

In filling our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of stock options to purchase shares of our common stock and DSU awards.

Mr. Verhoeven’s Employment Offer Letter

In May 2014, we extended an employment offer letter to Mr. Verhoeven in connection with his appointment as our Senior Vice President and General Manager of the Human Interface Systems Division. The terms and conditions of his employment were negotiated on our behalf by our CEO and reviewed and approved by the Compensation Committee.

Under his employment offer letter, Mr. Verhoeven’s initial annual base salary was set at $330,000 and his initial target annual cash bonus opportunity was established at $214,500, or 65% of his base salary. The employment offer letter also stipulated that he is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health care benefit programs.

The Compensation Committee also granted Mr. Verhoeven initial equity compensation consisting of a stock option to purchase 23,742 shares of our common stock at an exercise price of $62.11 per share, the fair market value of our common stock on the date of grant, and a DSU award for 9,533 shares of our common stock. The stock option will vest as to 1/3rd of the underlying shares of common stock one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter until fully vested. The DSU award will vest as to 1/3rd of the underlying shares of common stock approximately one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter until fully vested.

Mr. Ali’s Employment Offer Letter

In April 2015, we extended an employment offer letter to Mr. Ali in connection with his appointment as our Senior Vice President and Chief Financial Officer. The terms and conditions of his employment were negotiated on our behalf by our CEO and reviewed and approved by the Compensation Committee.

Under his employment offer letter, Mr. Ali’s initial annual base salary was set at $395,000 and his initial target annual cash bonus opportunity was established at $256,750, or 65% of his base salary. The employment offer letter also stipulated that he is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health care benefit programs.

The Compensation Committee also granted Mr. Ali equity compensation consisting of a stock option to purchase 40,000 shares of our common stock at an exercise price of $88.66 per share, the fair market value of our common stock on the date of grant, and a DSU award for 15,000 shares of our common stock. The stock option will vest as to 1/3rd of the underlying shares of common stock one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter until fully vested. The DSU award will vest as to 1/3rd of the underlying shares of common stock approximately one year after his commencement of employment and as to 1/12th of the underlying shares each quarter thereafter until fully vested.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

In connection with his acceptance of our employment offer, we provided Mr. Ali with relocation benefits. The total relocation benefit to Mr. Ali is currently estimated at approximately $350,000, which includes a tax gross-up. In the event Mr. Ali terminates his employment with the company within two years of his hire date, he will be required to reimburse the company for such relocation benefits.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation for any of our employees.

Retirement and Other Benefits

We have established a Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, on the same basis as for all of our other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan, up to a maximum of $4,500 per participant on a calendar year basis. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by participants or by us to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, vision, life, and disability insurance benefits and participation in our employee stock purchase plan. These benefits are provided to our executive officers on the same basis as to all of our regular full-time employees.

Severance Policy

In October 2011, our Board of Directors adopted the amended Severance Policy for Principal Executive Officers, or the Severance Policy, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. Mr. Bergman is currently the only Named Executive Officer covered by the Severance Policy. Under the Severance Policy, we will pay 100% of base salary and target bonus in the case of our CEO and 50% of base salary and target bonus in the case of our other designated executive officers, and pay the COBRA premium for coverage under our medical plan for the designated executive officer and his or her dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the Severance Policy, for one year in the case of our CEO and six months in the case of our other designated executive officers. All outstanding and unvested stock options and DSU awards held by our CEO or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s outstanding and vested stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The Severance Policy will terminate upon a “change of control” of our company as defined in the Severance Policy.

Change of Control Severance Policy

In July 2014, we enacted a Change of Control Severance Policy for Principal Executive Officers, or the CoC Severance Policy, which applies to certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. All of our Named Executive Officers are covered by the CoC Severance Policy. The CoC Severance Policy replaces individual Change of Control Severance Agreements entered into with our CEO and several of our executive officers. The CoC Severance Policy was designed by the Compensation Committee to meet current market expectations and was modeled after the practices of the companies in our compensation peer group. The CoC Severance Policy provides for specified payments and benefits only upon a qualifying termination of employment following a “change of control” of our company as defined in the policy (a “double trigger” arrangement), meaning that both a change of control of our company and a termination of employment must occur before the designated executive officer is eligible to receive any payments or benefits.

The CoC Severance Policy provides that, in the event of a termination of employment by our company without “good cause” or by the designated executive officer with “good reason,” each as defined in the policy, within 18 months following a change of control of our company, such designated executive officer will be eligible to receive the following:

•	An amount equal to 150% of base salary and target bonus in the case of our CEO, and 100% of base salary and target bonus for the other designated executive officers, in each case for the fiscal year in which such termination of employment occurs;

•	Continuation of health insurance coverage for the designated executive officer and his or her dependents for a period of 18 months; and

•	Continuation of life insurance coverage for the designated executive officer for a period of 18 months.

The foregoing payments and benefits are contingent upon the designated executive officer executing and not revoking a release of all claims that he or she may have against us.

Further, the CoC Severance Policy provides that, in the event of a change of control of our company, all outstanding and unvested stock options and DSU awards (but not including any outstanding MSU awards) will immediately vest in full if the employment of the designated executive officer is terminated by our company without “good cause” or by the designated executive officer with “good reason.” Such stock options and DSU awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. All outstanding and unearned MSU awards will vest in accordance with the terms of the MSU grant agreement.

We have implemented the CoC Severance Policy to mitigate a potential disincentive for these executive officers when they are evaluating a potential acquisition of our company, particularly when their services may not be required by the acquiring entity. The CoC Severance Policy has been drafted to provide each of our executive officers, including the Named Executive Officers, with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Code.

Except as described herein or under “Potential Payments Upon Termination or Change of Control” below, we do not offer our executive officers, including our Named Executive Officers, any other severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change of control of our company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of executive compensation on us and our executive officers. Currently, Section 162(m) of the Code (“Section 162(m)”) limits the deductibility, for federal income tax purposes, of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m). In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the stock options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee may, but is not required to, structure our compensation programs to qualify as “performance-based compensation” within the meaning of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent, and is in our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors, who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G and 4999 of the Code during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options, DSU and MSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and other tax implications such awards may have on us.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements based on the SEC’s final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Richard L. Sanquini, Chairman
Keith B. Geeslin
James L. Whims

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years 2015, 2014, and 2013, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during fiscal 2015.

FISCAL YEAR 2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Comp ($)(5)		Total ($)
Rick Bergman	2015	$700,000	$1,834,848	$2,233,911	$805,000	$4,500		$5,578,259
Chief Executive Officer & President	2014	$630,000	$2,000,460	$1,685,054	$1,092,785	$4,375		$5,412,674
	2013	$600,000	$774,510	$679,266	$1,000,000	$4,672		$3,058,448
Wajid Ali	2015	$56,856	$1,329,900	$1,218,544	—	$350,000	(6)	$2,955,300
Senior Vice President and Chief Financial Officer
Kevin D. Barber	2015	$360,000	$445,416	$572,096	$219,024	$3,600		$1,600,136
Senior Vice President & General	2014	$330,000	$572,738	$485,046	$342,342	$3,809		$1,733,935
Manager, Smart Display Division	2013	$300,000	$242,680	$212,837	$468,000	$4,475		$1,227,992
Scott Deutsch	2015	$330,000	$385,584	$440,704	$223,080	$5,221		$1,384,589
Senior Vice President of Worldwide	2014	$290,000	$334,683	$235,481	$300,846	$4,350		$1,165,360
Sales	2013	$123,134	$715,200	$625,820	$93,792	$1,847		$1,559,793
Huibert Verhoeven	2015	$276,798	$592,047	$541,652	$170,519	$3,628		$1,584,644
Senior Vice President & General Manager of the Human Interface Systems Division
Kathleen A. Bayless	2015	$332,140	$285,864	$390,586	$230,750	$258,187	(7)	$1,497,527
former Senior Vice President, Chief	2014	$345,000	$446,284	$375,126	$268,427	$4,500		$1,439,187
Financial Officer & Treasurer	2013	$335,000	$180,719	$158,495	$326,625	$4,381		$1,005,220

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2015, 2014, and 2013 fiscal years for each of the Named Executive Officers, except for Mr. Ali, whose base salary was effective in May 2015 in connection with his appointment as our Senior Vice President and Chief Financial Officer, and Huibert Verhoeven, whose base salary was effective in August 2014 in connection with his appointment as our Senior Vice President and General Manager of the Human Interface Systems Division. All salaries are reported as of June 30, 2015, June 30, 2014, and June 30, 2013, due to standard payroll practices.
(2)	The amounts set forth in this column represent the grant date fair value of MSU and DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s MSU and DSU awards if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. The vesting on any DSU awards will accelerate if the Named Executive Officer’s service to our company is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.
(3)	The amounts set forth in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2015. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. The vesting on any stock option awards will accelerate if the Named Executive Officer’s service to our company is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(4)	The amounts set forth in this column constitute amounts earned under our fiscal 2015, 2014, and 2013 annual performance-based cash bonus plan, which include amounts that were calculated, approved, and paid or will be paid, in fiscal 2016, 2015, and 2014, respectively. See “Compensation Discussion and Analysis — Fiscal 2015 Bonus Decisions — Performance-Based Bonuses” for more information.
(5)	Except as otherwise indicated, the amounts shown in this column consist of matching contributions to our company’s 401(k) plan.
(6)	This amount includes the estimated $350,000 in relocation benefits, to be paid to Mr. Ali in connection with his offer of employment.
(7)	Ms. Bayless resigned as our Chief Financial Officer in May 2015, and as Senior Vice President and Treasurer in June 2015. Upon her separation of service, Ms. Bayless entered into a Separation Agreement and Release. Under the agreement, Ms. Bayless received a lump sum payment of $177,500 equal to six months of her base salary, and $21,511 to cover six months of premium payments to extend her and her dependents’ health insurance under COBRA. In addition, Ms. Bayless received $54,613 of accrued, but unpaid vacation pay. The amount disclosed here also includes $4,562 of matching contributions to our company’s 401(k) plan made while Ms. Bayless was still an employee of the company.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the fiscal year ended June 27, 2015.

GRANTS OF PLAN-BASED AWARDS TABLE

		Committee Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Richard A. Bergman			—	$805,000		—	—	—	—	—	—	—	—
	8/1/2014	10/22/2013	—	—		—	—	—	—	—	23,750	$78.11	$669,299
	10/24/2014	10/21/2014	—	—		—	—	—	—	—	19,325	$62.10	$440,883
	10/24/2014	10/21/2014	—	—		—	—	27,600	55,200	—	—	—	$1,834,848
	1/30/2015	10/21/2014	—	—		—	—	—	—	—	19,325	$76.81	$544,872
	4/24/2015	10/21/2014	—	—		—	—	—	—	—	19,325	$85.69	$578,857
Wajid Ali			—	—		—	—	—	—	—	—	—	—
	5/11/2015	5/11/2015	—	—		—	—	—	—	—	40,000	$88.66	$1,218,544
	5/11/2015	5/11/2015	—	—		—	—	—	—	15,000	—	—	$1,329,900
Kevin D. Barber			—	$234,000		—	—	—	—	—	—	—	—
	8/1/2014	10/22/2013	—	—		—	—	—	—	—	6,726	$78.11	$189,545
	10/24/2014	10/21/2014	—	—		—	—	—	—	—	4,725	$62.10	$107,797
	10/24/2014	10/21/2014	—	—		—	—	6,700	13,400	—	—	—	$445,416
	1/30/2015	10/21/2014	—	—		—	—	—	—	—	4,725	$76.81	$133,222
	4/24/2015	10/21/2014	—	—		—	—	—	—	—	4,725	$85.69	$141,532
Scott Deutsch			—	$214,500		—	—	—	—	—	—	—	—
	8/1/2014	10/22/2013	—	—		—	—	—	—	—	3,931	$78.11	$110,780
	10/24/2014	10/21/2014	—	—		—	—	—	—	—	4,075	$62.10	$92,967
	10/24/2014	10/21/2014	—	—		—	—	5,800	11,600	—	—	—	$385,584
	1/30/2015	10/21/2014	—	—		—	—	—	—	—	4,075	$76.81	$114,895
	4/24/2015	10/21/2014	—	—		—	—	—	—	—	4,075	$85.69	$122,062
Huibert Verhoeven			—	$214,500	(7)	—	—	—	—	—	—	—	—
	10/24/2014	10/21/2014	—	—		—	—	—	—	—	23,742	$62.10	$541,652
	10/24/2014	10/21/2014	—	—		—	—	—	—	9,533	—	—	$592,047
Kathleen A. Bayless			—	$230,750	(8)	—	—	—	—	—	—	—	—
	8/1/2014	10/22/2013	—	—		—	—	—	—	—	5,241	$78.11	$147,697
	10/24/2014	10/21/2014	—	—		—	—	—	—	—	3,000	$62.10	$68,442
	10/24/2014	10/21/2014	—	—		—	—	4,300	8,600	—	—	—	$285,864
	1/30/2015	10/21/2014	—	—		—	—	—	—	—	3,000	$76.81	$84,586
	4/24/2015	10/21/2014	—	—		—	—	—	—	—	3,000	$85.69	$89,861

(1)	The “Committee Approval Date” refers to the date on which the Compensation Committee approved the grant. See “Compensation Discussion and Analysis — Equity Award Grant Policy.”
(2)	Our fiscal 2015 annual performance-based cash bonus plan had no threshold or maximums. The amounts reflect the applicable target incentive compensation opportunity for our Named Executive Officers under our fiscal 2015 annual performance-based cash bonus plan. Mr. Ali commenced employment in May 2015, and therefore, was ineligible for a fiscal 2015 annual performance-based cash bonus. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2015 Summary Compensation Table. Our fiscal 2015 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2015 Bonus Decisions.”
(3)	These MSU awards were granted under our 2010 Incentive Compensation Plan. Each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the SOX Index TSR over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2015, September 30, 2016, and September 30, 2017). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).

(4)	The DSU award granted to Messrs. Ali and Verhoeven were granted under our 2010 Incentive Compensation Plan. These DSU award will vest as follows: 1/3rd of the total number of shares of our common stock subject to the award vest approximately one year after the date such executive commenced his employment; thereafter, 1/12th of the total number of shares subject to the award will vest each quarter until the award is fully vested. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s DSUs if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our 2010 Incentive Compensation Plan. Notwithstanding the foregoing, the vesting of any DSU award will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(5)	These stock options awards were granted under our 2010 Incentive Compensation Plan. The stock options granted to Messrs. Bergman, Barber, Deutsch and Ms. Bayless generally vest as follows: 1/12th of the total number of shares of our common stock subject to the stock option vest each quarter following the grant date until the option is fully vested. The stock option granted to Messrs. Ali and Verhoeven generally vests as to 1/3rd of the total number of shares subject to the stock option on the first anniversary of the grant date and thereafter, 1/12th of the total number of shares of our common stock subject to the stock option vest each quarter until the option is fully vested. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s stock options if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our 2010 Incentive Compensation Plan. Notwithstanding the foregoing, the vesting on any stock option will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(6)	The amounts set forth in this column represent the grant date fair value for stock options, DSU awards, and MSU awards granted to our Named Executive Officers calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. The assumptions used in determining the grant date fair value of stock option awards are set forth in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2015.
(7)	Mr. Verhoeven commenced employment in August 2014, and was eligible for a prorated fiscal 2015 cash bonus.
(8)	Ms. Bayless retired in June 2015, and in connection with her Separation Agreement and Release was guaranteed a time-based pro rata portion of her fiscal 2015 target bonus opportunity.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to outstanding equity-based awards held by our Named Executive Officers as of June 27, 2015:

			Option Awards(1)					Stock Awards(2)
	Grant		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Undearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Undearned Shares, Units or Other Rights That Have Not Vested
Name	Date		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard A. Bergman
	09/28/11	(3)	181,666	35,834	—	$23.25	09/28/18	—	—	—	—
	10/31/12	(4)	16,145	2,605	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(4)	14,583	4,167	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(4)	13,020	5,730	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(4)	11,458	7,292	—	$39.80	08/05/20	—	—	—	—
	10/28/13		11,875	11,875	—	$46.50	10/28/20	—	—	—	—
	01/27/14		9,895	13,855	—	$60.22	01/27/21	—	—	—	—
	04/28/14		7,916	15,834	—	$61.40	04/28/21	—	—	—	—
	08/01/14		5,937	17,813	—	$78.11	08/01/21	—	—	—	—
	10/24/14		3,220	16,105	—	$62.10	10/24/21	—	—	—	—
	01/30/15		1,610	17,715	—	$76.81	01/30/22	—	—	—	—
	04/24/15		—	19,325	—	$85.69	04/24/22	—	—	—	—
	09/28/11	(5)	—	—	—	—	—	1,250	$107,900	—	—
	11/15/12	(7)	—	—	—	—	—	—	—	10,000	$863,200
	10/28/13	(7)	—	—	—	—	—	—	—	22,000	$1,899,040
	10/24/14	(7)	—	—	—	—	—	—	—	27,600	$2,382,432
Wajid Ali
	05/11/15	(8)	—	40,000	—	$88.66	05/11/22	—	—	—	—
	05/11/15	(9)	—	—	—	—	—	15,000	$1,294,800	—	—
Kevin D. Barber
	10/24/11	(10)	729	1,459	—	$32.53	10/24/18	—	—	—	—
	10/31/12	(4)	327	816	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(4)	326	1,306	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(4)	326	1,796	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(4)	327	2,285	—	$39.80	08/05/20	—	—	—	—
	10/28/13		560	3,363	—	$46.50	10/28/20	—	—	—	—
	01/27/14		—	3,923	—	$60.22	01/27/21	—	—	—	—
	04/28/14		560	4,484	—	$61.40	04/28/21	—	—	—	—
	08/01/14		1,681	5,045	—	$78.11	08/01/21	—	—	—	—
	10/24/14		787	3,938	—	$62.10	10/24/21	—	—	—	—
	01/30/15		393	4,332	—	$76.81	01/30/22	—	—	—	—
	04/24/15		—	4,725	—	$85.69	04/24/22	—	—	—	—
	10/24/11	(6)	—	—	—	—	—	1,094	$94,434	—	—
	11/15/12	(7)	—	—	—	—	—	—	—	3,134	$270,527
	10/28/13	(7)	—	—	—	—	—	—	—	6,298	$543,643
	10/24/14	(7)	—	—	—	—	—	—	—	6,700	$578,344
Scott Deutsch
	01/28/13	(11)	—	11,112	—	$35.76	01/28/20	—	—	—	—
	10/28/13		—	1,965	—	$46.50	10/28/20	—	—	—	—
	01/27/14		—	2,294	—	$60.22	01/27/21	—	—	—	—
	04/28/14		—	2,620	—	$61.40	04/28/21	—	—	—	—
	08/01/14		—	2,949	—	$78.11	08/01/21	—	—	—	—
	10/24/14		—	3,396	—	$62.10	10/24/21	—	—	—	—
	01/30/15		339	3,736	—	$76.81	01/30/22	—	—	—	—
	04/24/15		—	4,075	—	$85.69	04/24/22	—	—	—	—
	01/28/13	(9)	—	—	—	—	—	5,001	$431,686	—	—
	10/28/13	(7)	—	—	—	—	—	—	—	3,680	$317,658
	10/24/14	(7)	—	—	—	—	—	—	—	5,800	$500,656
Huibert Verhoeven
	10/24/14	(8)	—	23,742	—	$62.10	10/24/21	—	—	—	—
	10/24/14	(9)	—	—	—	—	—	9,533	$822,889	—	—
Kathleen A. Bayless
	03/02/09	(3)	57,329	—	—	$19.40	03/02/19	—	—	—	—
	01/25/10	(3)	39,166	—	—	$26.28	01/25/20	—	—	—	—
	01/24/11	(10)	23,929	—	—	$27.99	01/24/18	—	—	—	—
	01/30/12	(10)	391	—	—	$37.20	01/30/19	—	—	—	—
	10/31/12	(4)	3,767	—	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(4)	653	—	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(4)	122	—	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(4)	121	—	—	$39.80	08/05/20	—	—	—	—
	08/01/14		1,310	—	—	$78.11	08/01/21	—	—	—	—
	10/24/14		500	—	—	$62.10	10/24/21	—	—	—	—
	01/30/15		250	—	—	$76.81	01/30/22	—	—	—	—

(1)	Unless otherwise noted, 1/12th of the total shares underlying each stock option award will vest each quarter following the grant date until fully vested. The vesting of any stock option award will accelerate if the Named Executive Officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(2)	Stock awards were valued using the closing price of our common stock as of June 26, 2015, which was $86.32.
(3)	1/4th of the total shares underlying this stock option award will vest on the first anniversary of the grant date and 1/48th of the total shares underlying this stock option award will vest each month thereafter until fully vested.
(4)	1/36th of the total shares underlying this stock option award will vest each month following the vesting start date until fully vested.
(5)	1/4th of the total shares underlying this DSU award will vest in the calendar quarter one year from the vesting start date and 1/16th of the total shares underlying this DSU award will vest each quarter thereafter until fully vested. The vesting of this DSU award will accelerate if Mr. Bergman is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(6)	1/16th of the total shares underlying this DSU award will vest each quarter following the vesting start date until fully vested.
(7)	These MSU awards consist of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the SOX Index TSR over a one-year, a two- year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over a one-year, a two-year, and a three-year performance periods (as determined on September 30, 2013, September 30, 2014, and September 30, 2015 for grants made in fiscal year 2013, as determined on September 30, 2014, September 30, 2015, and September 30, 2016 for grants made in fiscal year 2014, and as determined on September 30, 2015, September 30, 2016, and September 30, 2017 for grants made in fiscal year 2015). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in an increase in the number of shares of our common stock earned using a two-to-one ratio (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).
(8)	1/3rd of the total shares underlying this stock option award will vest on the first anniversary of the vesting start date and 1/12th of the total shares underlying this stock option award will vest each quarter thereafter until fully vested.
(9)	1/3rd of the total shares underlying this DSU award will vest in the calendar quarter one year from the grant date and 1/12th of the total shares will vest each quarter thereafter until fully vested. The vesting of this DSU award will accelerate if the Named Executive Officer is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.
(10)	1/48th of the total shares underlying this stock option award will vest each month after the grant date until fully vested.
(11)	1/3rd of the total shares underlying this stock option award will vest on the first anniversary of the grant date and 1/36th of the total shares will vest each month thereafter until fully vested.

Option Exercises and Vested Stock Table

The following table sets forth the number of shares of our common stock acquired by our Named Executive Officers upon the exercise of stock options and vesting of stock awards and the value realized thereby, during the fiscal year ended June 27, 2015.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Bergman	82,500	$4,589,969	44,500	$2,797,947
Wajid Ali	—	—	—	—
Kevin Barber	63,588	$3,288,539	14,754	$946,295
Scott Deutsch	23,049	$886,871	10,349	$734,120
Huibert Verhoeven	—	—	—	—
Kathleen A. Bayless	72,076	$3,857,385	11,919	$772,382

For stock option awards, the value realized is computed as the difference between the closing market price of our common stock on the date of exercise and the exercise price multiplied by the number of shares of our common stock acquired upon exercise. For stock awards, the value realized is computed as the closing market price of our common stock on the later of the date the restrictions lapse or the delivery date multiplied by the number of vested shares.

Potential Payments Upon Termination or Change of Control

The following table sets forth certain information regarding potential payments and other benefits that would be payable to the Named Executive Officers upon termination of employment or a change of control of our company, assuming the termination or change of control event took place on June 27, 2015, except for Ms. Bayless who was no longer an executive officer of the company as of the end of fiscal 2015.

	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)			Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Name	Cash-Based Severance	Health Care and Welfare Benefits	Equity Treatment	Cash-Based Severance	Health Care and Welfare Benefits	Equity Treatment(1)
Richard A. Bergman	$1,400,000	$22,529	—	$2,100,000	$119,165	$7,879,400
Wajid Ali	—	—	—	$651,750	$89,481	$1,294,800
Kevin D. Barber	—	—	—	$594,000	$139,240	$1,653,755
Scott Deutsch	—	—	—	$544,500	$106,678	$1,703,286
Huibert Verhoeven	—	—	—	$544,500	$92,146	$1,397,801

(1)	The amounts set forth represent the market value, as calculated using the closing market price of our common stock as of June 26, 2015, of unvested stock options and DSUs that would become fully vested upon termination of employment without good cause or with good reason following a qualifying change of control.

Bayless Separation

In May 2015, Ms. Bayless resigned as our Chief Financial Officer. Effective June 5, 2015, Ms. Bayless resigned as Senior Vice President and Treasurer of our company and no longer remained as an employee of the company. The company and Ms. Bayless entered into a Separation Agreement and Release dated June 5, 2015, whereby the company would provide Ms. Bayless with six months of base salary, a guaranteed time-based pro rata portion of her fiscal 2015 bonus, six months of COBRA continuation coverage for Ms. Bayless and her dependents under the company’s health insurance benefit plan, and an extension of the post-separation exercise period from three months to six months for Ms. Bayless’ vested options. The total value of Ms. Bayless’ separation payments was approximately $253,624. All consideration to be paid under the Separation Agreement and Release was paid to Ms. Bayless within five days of her termination date. Ms. Bayless’ separation agreement also includes confidentiality, non-disparagement and non-solicitation covenants on the part of Ms. Bayless and a release of claims against our company.

Indemnification Under Our Certificate of Incorporation, Bylaws and Indemnification Agreements

Our Certificate of Incorporation provides that no director will be personally liable to our company or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances related to actions arising under the federal securities laws.

Stock-Based Compensation Plan Information

The following table sets forth information, as of June 30, 2015, with respect to shares of our common stock that may be issued under both stockholder approved and unapproved stock-based compensation plans upon delivery of shares for MSU awards and DSU awards, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various stock-based compensation plans.

Plan Category	Number of Securities to Be Issued Upon Delivery of Shares for DSU and MSU awards (a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options (b)	Weighted- Average Exercise Price of Outstanding Options (c)	Number of Securities Remaining Available for Future Issuance Under Stock-Based Compensation Plans (Excluding Securities Reflected in Columns (a) and (b)) (d)
Stock-Based Compensation Plans Approved by Stockholders	992,752	2,870,425	$38.50	2,560,131
Stock-Based Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	992,750	2,870,425	$38.50	2,560,131

2001 Incentive Compensation Plan

Our 2001 Incentive Compensation Plan, as amended, or the 2001 Plan, was designed to attract, motivate, retain, and reward our executive officers, employees, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2010 Incentive Compensation Plan, upon approval by our stockholders in October 2010, replaced our 2001 Plan. As of June 30, 2015, stock options to purchase 1,162,999 shares of our common stock and zero DSUs were outstanding under the 2001 Plan. During fiscal year 2015, 617,930 shares of our common stock were issued upon exercise of outstanding options, and 4,801 net shares of our common stock were delivered upon vesting of DSUs.

2010 Incentive Compensation Plan

Our 2010 Incentive Compensation Incentive Compensation Plan, or the 2010 Plan, is designed to attract, motivate, retain, and reward our executive officers, employees, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. At our 2013 Annual Stockholders Meeting, our stockholders approved an amendment to the 2010 Plan, which increased the number of shares of common stock available for future awards by 3,000,000 shares. Under this Plan and as of the end of fiscal 2015, an aggregate of 2,302,512 shares of our common stock may be issued pursuant to the granting of stock options to acquire common stock, the direct granting of restricted common stock, DSUs, and MSUs, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 30, 2015, stock options to purchase 1,707,426 shares of our common stock and 992,752 DSUs and MSUs were outstanding under the 2010 Plan. During fiscal year 2015, 646,516 shares of our common stock were issued upon exercise of outstanding stock options, and 456,738 net shares of our common stock were delivered upon vesting of DSUs and MSUs.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan, or the 2010 ESPP, is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our stockholders and give them an additional incentive to use their best efforts to strive for the long-term success of our company. The 2010 ESPP was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. We initially reserved for issuance 650,000 shares of our common stock under the 2010 ESPP. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of our common stock outstanding, or a lesser amount as determined by our Board of Directors. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares of our common stock are authorized by our stockholders. As of June 30, 2015, there were 257,619 shares of our common stock reserved for issuance under the 2010 ESPP. During fiscal 2015, 367,646 shares of our common stock were issued under the 2010 ESPP.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer of $50,000 in cash or shares of our common stock at the director’s election, and we pay the Chairman of our Board of Directors an additional annual retainer of $22,500 in cash. We also pay our non-employee directors an annual retainer for committee service in cash or shares of our common stock at the director’s election as follows:

	Committee Chairman	Committee Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$9,000	$5,000

Annual retainers for service on our Board of Directors and committees are paid in quarterly installments.

In addition, our non-employee directors are eligible to receive annual grants of stock options and DSUs under our 2010 Plan, with each non-employee director eligible to receive an annual grant of 2,500 DSUs and an annual grant of stock options to purchase 4,500 shares of our common stock. We also reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.

The following table sets forth the compensation for our non-employee directors for the fiscal year ended June 27, 2015. Employee directors do not receive any additional compensation for service on our Board of Directors.

DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Francis F. Lee	$72,500		$81,358	$52,135	$205,993
Jeffrey D. Buchanan	$75,000		$81,358	$52,135	$208,493
Nelson C. Chan	$69,000		$81,358	$52,135	$202,493
Keith B. Geeslin	$62,500		$81,358	$52,135	$195,993
Russell J. Knittel	$50,000		$81,358	$52,135	$183,493
Richard L. Sanquini	$70,000	(3)	$81,358	$52,135	$203,493
James L. Whims	$67,500		$81,358	$52,135	$200,993

(1)	The amounts shown in this column reflect the grant date fair value of DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. Each director forfeits the unvested portion, if any, of the director’s DSU award if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. There were no forfeitures of DSUs by our directors in fiscal 2015. As of June 27, 2015, each of the non-employee directors had 655 shares underlying DSU awards outstanding.
(2)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2015. Each director forfeits the unvested portion, if any, of the director’s stock options if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors, as the administrator of our 2010 Plan. There were no forfeitures of stock options by our directors in fiscal 2015. As of June 27, 2015, each of our non-employee directors had the following number of stock option awards outstanding: Mr. Lee (527,400); Mr. Buchanan (18,560); Mr. Chan (40,650); Mr. Geeslin (12,900); Mr. Knittel (46,800); Mr. Sanquini (3,525); and Mr. Whims (74,900).
(3)	Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent Annual Meeting of Stockholders. DSU awards to continuing non-employee directors generally vest quarterly over the period from the vesting start date through the subsequent Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, and James L. Whims. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable NASDAQ listing standards and SEC rules.

The primary responsibility of the committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees.” This included a discussion of the auditor’s judgments as to the quality – not just the acceptability – of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.

The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held five meetings with management of our company, all of which were attended by our independent auditor, with respect to our company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the committee recommended to our Board of Directors, and our Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 for filing with the SEC. The committee also has appointed our company’s independent auditor.

This report has been furnished by the Audit Committee of the Board of Directors.

Respectfully submitted,

Jeffrey D. Buchanan, Chairman Nelson C. Chan James L. Whims

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file. Our administrative staff typically assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically causes those reports to be filed on their behalf.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 27, 2015, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 14, 2015 by (1) each director; (2) the Named Executive Officers listed in the Fiscal 2015 Summary Compensation Table; (3) all directors and current executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Richard A. Bergman(3)	362,670	1.0%
Wajid Ali	—	*
Kevin D. Barber(4)	10,622	*
Jeffrey D. Buchanan(5)	23,843	*
Nelson C. Chan(6)	52,994	*
Scott Deutsch(7)	4,979	*
Keith B. Geeslin(8)	20,744	*
Russell J. Knittel(9)	44,178	*
Francis F. Lee(10)	559,962	1.5%
Richard L. Sanquini(11)	8,464	*
Huibert Verhoeven(12)	8,171	*
James L. Whims(13)	92,432	*
Kathleen A. Bayless(14)	112,161	*
All directors and current executive officers as a group (16 persons)(15)	1,266,137	3.4%

5% Stockholders
Ameriprise Financial, Inc.(16)	4,109,074	11.3%
Blackrock, Inc.(17)	3,131,639	8.6%
The Vanguard Group(18)	2,471,344	6.8%

*	Less than 1%
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 1251 McKay Drive, San Jose, California 95131-1709. The numbers and percentages shown include the shares of common stock actually owned as of August 14, 2015, and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date to the extent known by us.
(2)	The percentages shown are calculated based on 36,430,088 shares of common stock outstanding on August 14, 2015. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 14, 2015, upon the exercise of stock options, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Includes 324,421 shares issuable upon exercise of vested stock options.
(4)	Includes 6,801 shares issuable upon exercise of vested stock options.
(5)	Includes 18,360 shares issuable upon exercise of vested stock options.
(6)	Includes 40,450 shares issuable upon exercise of vested stock options.
(7)	Includes 4,124 shares issuable upon exercise of vested stock options.
(8)	Includes 12,700 shares issuable upon exercise of vested stock options.
(9)	Includes 12,578 shares held by Russell J. Knittel and Veronica Knittel as Co-Trustees of The Knittel Revocable Living Trust, and 31,600 shares issuable upon exercise of vested stock options.
(10)	Includes 32,756 shares held by the EF Lee Family 2012 Irrevocable Trust and 527,200 shares issuable upon exercise of vested stock options.
(11)	Includes 5,127 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust dated January 22, 2002, and 3,325 shares issuable upon exercise of vested stock options.
(12)	Includes 7,914 shares issuable upon exercise of vested stock options.
(13)	Includes 74,700 shares issuable upon exercise of vested stock options.
(14)	Includes 96,495 shares issuable upon exercise of vested stock options.
(15)	Includes 1,108,358 shares issuable upon exercise of vested stock options.
(16)	The information is as reported on Amendment No. 3 to Schedule 13G/A as filed on February 17, 2015. Ameriprise Financial, Inc., or AFI, has shared power to direct the disposition of 4,109,074 shares and shared power to vote 184,300 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC, or CMIA, which has shared power to direct the disposition of 4,088,926 shares and shared power to vote 184,300 shares. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund, or the Fund, an investment company, which has the shared power to direct the disposition of 2,958,377 shares and sole power to vote 2,958,377 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.
(17)	The information is as reported on Amendment No. 6 to Schedule 13G/A as filed on January 23, 2015. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole power to direct the disposition of 3,131,639 shares and sole power to vote 3,046,908 shares.
(18)	The information is as reported on Amendment No. 3 to Schedule 13G/A as filed on February 11, 2015. The Vanguard Group, Inc. has sole power to direct the disposition of 2,425,707 shares, shared power to direct the disposition of 45,637 shares, and sole power to vote 48,424 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 45,637 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,787 shares as a result of its serving as investment manager of Australian investment offerings. The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company. Our Audit Committee and our Board of Directors will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

Other than as set forth below, there were no transactions or series of similar transactions since the beginning of fiscal 2015 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Richard L. Sanquini, a director of our company, served on the Board of Directors of Validity, which we acquired on November 7, 2013. The consideration payable in the acquisition was valued at approximately $127.8 million and consisted of cash, common stock, and contingent consideration. Under the terms of the merger agreement, all of the former Validity stockholders were entitled to receive shares of our common stock in exchange for their equity interests in Validity. Mr. Sanquini, as a director of Validity, owned preferred stock and held stock options in Validity at the time of the acquisition. In connection with the acquisition, Mr. Sanquini received 8,410 shares of our common stock, and cash for any fractional shares, for an aggregate closing consideration equal to $406,034. Further, under the terms of the merger agreement, holders of Validity preferred stock may receive additional stock and cash consideration and all former common stockholders and option holders may receive additional cash consideration, up to an aggregate of $162.5 million. In fiscal 2015, Mr. Sanquini received an additional 826 shares of our common stock, which had an aggregate value of $72,260 when earned, in connection with additional consideration paid out to former Validity preferred stockholders. Mr. Sanquini did not participate in any discussions by our Board of Directors related to, or vote on, the Validity acquisition.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Summary

In accordance with the Dodd-Frank Act, we are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 12. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executive officers. The program links cash incentive compensation to the achievement of pre-established corporate financial performance and personal objectives, and provides long-term stock-based incentive compensation that focuses our executive officer’s efforts on building stockholder value by aligning their interests with those of our stockholders. We urge our stockholders to review the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement and the related tabular and narrative disclosure for more information.

Proposed Resolution and Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

The following resolution is submitted for a stockholder vote at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of the company approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the related tabular and narrative disclosure as set forth in this proxy statement.

This proposal is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 Annual Meeting of Stockholders.

Board Recommendation

Our Board of Directors believes that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that our executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 25, 2016, and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees

The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 27, 2015, and June 28, 2014, were as follows:

	2015	2014
Audit Fees	$2,060,000	$1,210,000
Audit-Related Fees(1)	192,461	108,192
Tax Fees(2)	717,670	532,389
All Other Fees (3)	31,104	—

Total Fees	$3,001,235	$1,850,581

(1)	Includes fees for acquisition diligence support.
(2)	Includes fees for professional services rendered by KPMG LLP with respect to tax preparation and compliance and tax consultation. The fees for tax consultation services were $475,392 and $397,854 for fiscal 2015 and fiscal 2014, respectively.
(3)	Includes fees for information technology advisory services.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide details as to the particular service to be provided.

All of the services provided by KPMG LLP described above under the captions “Audit Fees,” “Audit-Related Fees”, “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 25, 2016, will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

PROPOSAL FOUR:

REAPPROVAL OF THE SECTION 162(M) PROVISIONS OF THE 2010 INCENTIVE COMPENSATION PLAN

We are asking our stockholders to consider and reapprove those terms of the company’s 2010 Incentive Compensation Plan (the “2010 Plan”) that are required to be reapproved by stockholders so that incentive compensation payable to certain executive officers may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). We are not asking stockholders to approve any changes to the 2010 Plan other than reapproval of the Section 162(m) provisions of the 2010 Plan. We are not asking to change those material terms of the 2010 Plan that were last approved by our stockholders. We are not expanding the class of eligible persons under the 2010 Plan, we are not modifying types of business criteria that we may use, and we are not increasing the maximum amount of compensation that may be paid under these awards.

Section 162(m) currently places a limit of $1.0 million on the amount we may deduct in any one year for compensation paid to our Chief Executive Officer and each of our other three most highly-paid executive officers other than our Chief Financial Officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. To qualify for this exception, our stockholders must approve the parameters that we use in structuring performance-based compensation, including: (i) the persons eligible to receive awards under the 2010 Plan; (ii) a description of the business criteria on which performance goals may be based; and (iii) the maximum amount of compensation that could be paid to any person in a specified period if the performance goals are attained. Our stockholders previously approved these material terms on the same terms and conditions as we are asking them to reapprove at this Annual Meeting of Stockholders. If our stockholders do not reapprove these Section 162(m) provisions, the company may not be able to take advantage of the exception for deductibility of performance-based compensation under Section 162(m).

Limitations on Awards

Our stockholders previously approved the following award limits as set forth in the 2010 Plan, and we are asking our stockholders to reapprove these same limits:

•	An eligible person may not be granted awards relating to more than 1,000,000 shares of stock per fiscal year, subject to capitalization adjustment, as provided in the 2010 Plan.

•	The maximum amount that may be earned pursuant to an Annual Incentive Award (as defined in the 2010 Plan) or other cash award granted under the 2010 Plan in any fiscal year by any one participant shall be $2,000,000.

•	The maximum amount that may be earned as a Performance Award (as defined in the 2010 Plan) or other cash award granted under the 2010 Plan in respect of a performance period by any one participant shall be $5,000,000.

Performance Criteria

Our stockholders previously approved the following performance criteria for use under the 2010 Plan with respect to covered employees (employees for whom an award is intended to be eligible for the exception to deductibility of performance-based compensation under Section 162(m)), and we are asking our stockholders to reapprove these same performance criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index, the S&P Specialty Retailer Index or the Philadelphia Semiconductor Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; (14) operating earnings before the expense for share based awards; and (15) ratio of debt to stockholders’ equity.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR REAPPROVAL OF THE SECTION 162(M) PROVISIONS OF OUR 2010 PLAN.

Summary of 2010 Plan

The material features of the 2010 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2010 Plan. Stockholders are urged to read the actual text of the 2010 Plan in its entirety, which is appended to these proxy materials as Appendix B and may be accessed from the SEC’s website at www.sec.gov.

Broad Based Plan

The 2010 Plan is designed to attract, motivate, retain, and reward our employees, directors, and consultants by providing such persons with cash and equity-based incentives to expend their maximum efforts in the creation of stockholder value. Under the 2010 Plan, we may grant stock options, stock appreciation rights, deferred stock units, restricted stock, bonus stock, dividend equivalents, other stock-related awards, and performance awards that may be settled in cash, stock, or other property. As of June 27, 2015, approximately 1,789 employees (including officers), eight non-employee directors and zero consultants were determined to be eligible for grants under the 2010 Plan.

Shares Available for Awards

A total of 5,002,690 shares of our Common Stock remain authorized for issuance under the 2010 Plan as of June 27, 2015. We are not asking our stockholders to approve an increase to our stock plan share reserve at this time. As of June 27, 2015:

•	There were a total of 37,529,608 shares of our common stock outstanding and the closing price per share on the Nasdaq Global Market was $86.32, for an aggregate market capitalization of $3,229,555,763.

•	There were 2,302,512 shares immediately available for future grants under the 2010 Plan. 1,707,426 shares were subject to outstanding stock option awards, which options had an average exercise price of $48.27 and average remaining term of 4.9 years. 992,752 shares were subject to outstanding full value awards, of which 132,376 shares were subject to performance-based full value awards.

Capitalization Adjustments

In the event that any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock, then the committee (as defined below) will substitute, exchange, or adjust any or all of the following in such manner as it deems equitable: (1) the kind and number of shares available under the 2010 Plan; (2) the kind and number of shares subject to limitations on awards described in the preceding sections; (3) the kind and number of shares subject to all outstanding awards; (4) the exercise price, grant price, or purchase price relating to any award; and (5) any other affected terms of awards.

Administration

The 2010 Plan may be administered by the Board of Directors or a committee approved by our Board of Directors. Subject to the terms of the 2010 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2010 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion, subject, if necessary, to the consent of the recipient.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. Under U.S. tax law, incentive stock options may be granted only to our employees. Under the 2010 Plan, the maximum number of shares that may be issued on the exercise of incentive stock options is the lesser of the total share reserve and 15,000,000 shares. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation of our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. In general, the per-share exercise price of an option or stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The maximum term of each option or stock appreciation right may not exceed seven years. Options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless” exercise) as determined by the plan administrator. The plan administrator determines the other terms of options and stock appreciation rights.

Restricted Stock and Deferred Stock Units

The plan administrator is authorized to grant restricted stock and restricted or deferred stock units. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited if the recipient’s service terminates or he or she otherwise fails to vest in the shares. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of restricted or deferred stock units confers on a participant the right to receive shares of our common stock at the end of a specified period or upon achievement of performance goals. Prior to settlement, an award of stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted. Stock units may be subject to vesting and may be forfeited if the recipient’s service terminates or if he or she otherwise fails to vest in the shares. In general, with respect to awards of restricted stock and stock units, if the awards are not subject to performance-based conditions (either grant, vesting or delivery), such awards will have minimum vesting periods of at least three years. In general, with respect to awards of restricted stock and stock units that are subject to performance-based conditions (either grant, vesting or delivery), such awards will have minimum vesting periods of at least one year. However, we may grant up to 400,000 shares subject to awards of restricted stock and stock units that do not satisfy these restrictions.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by the plan administrator.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2010 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify. These awards are not subject to the 400,000 share limit described above.

Performance Awards

Under the 2010 Plan, the plan administrator may grant, pay or deliver performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified period generally related to our fiscal year or years. The plan administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance award. In setting the performance goals, the plan administrator will specify whether the performance goal will be set on a GAAP or non-GAAP basis (if applicable). Nothing in the 2010 Plan or in this proposal requires the company to grant awards that qualify as performance-based compensation for purposes of Section 162(m). The company reserves the right to grant compensation that is not eligible for the exemption from the $1 million limitation imposed under Section 162(m). We are asking stockholders to approve this proposal as we believe it is in the best interest of the company to have the flexibility to grant awards that qualify as performance-based compensation for purposes of Section 162(m).

Other Stock Based Awards

The plan administrator is authorized to grant awards under the 2010 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. These awards are subject to the minimum vesting periods that apply to restricted stock and stock units, or, if these awards do not satisfy those periods, these awards are subject to the 400,000 share limit.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the 2010 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from an exercise pursuant to a grant of stock options), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2010 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of Vesting; Change of Control

The 2010 Plan does not require automatic acceleration on a change of control transaction. We may require an acquiring or successor entity to assume or provide replacement awards for awards outstanding at the time of a transaction. Generally, if an award is not assumed or a replacement award granted, the underlying award will terminate on the closing of the transaction. The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including in the event we undergo a change of control. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change of control. The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason,” as is defined in the 2010 Plan or in an agreement with the individual recipient, including as defined in our CoC Severance Policy.

No Repricing

No outstanding options may be repriced without stockholder approval. In addition, the 2010 Plan prohibits us from exchanging an outstanding option with an exercise price above the then-current fair market value of our common stock for cash or another award, or taking any other action that may be treated as a repricing.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2010 Plan or the committee’s authority to grant awards without further stockholder approval. We will seek stockholder approval of any material amendment of the 2010 Plan to the extent required by law or otherwise deemed necessary or desirable by our Board of Directors. Unless earlier terminated by our Board of Directors, the 2010 Plan will terminate on August 18, 2020, which is 10 years after the adoption by our Board of Directors of the 2010 Plan.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change if or when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her own tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as the result of an award. The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by a recipient on awards issued under the 2010 Plan. If the recipient of an award is our employee or an employee of one of our affiliates, any income recognized will be subject to employment taxes and withholding tax.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option if the option is granted with an exercise price per share equal to the fair market value of the underlying stock on the grant date. On exercise (including upon a broker-assisted or “cashless” exercise), an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock received over the exercise price paid. If the optionee is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax.

Incentive Stock Options

An optionee generally is not subject to ordinary income tax upon the grant or exercise of an “incentive stock option” (“ISO”) as defined in Section 422 of the Code. However, the exercise of an ISO may result in alternative minimum tax liability. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be taxed as a long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period (a “Disqualifying Disposition”), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. Where no amount is paid for the stock, then the full fair market value of the stock received is ordinary income to the recipient. If, however, the stock is not vested when it is received (for example, if the stock is restricted stock and the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

Stock Appreciation Rights

Generally, there is no taxation upon the grant of a stock appreciation right if the right is granted with a strike price equal to the fair market value of the underlying stock on the grant date. On exercise, the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the day the right is exercised over the strike price.

Deferred Stock Units

Generally, the recipient of deferred stock units will not recognize any income at grant and will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock.

Amended Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Plan because the grant and actual pay-out of awards under the Plan are discretionary. The Plan does not mandate set benefits or amounts, and no awards have been granted under the Plan that are contingent on stockholder approval.

Equity Compensation Plan Information

For additional information on our equity compensation plans, including information about shares of our common stock that may be issued on exercise of options and warrants under all of our equity compensation plans as of June 30, 2015, please refer to the “Stock-Based Compensation Plan Information” section within this Report. Our 2001 and 2010 Plans do not contain evergreen provisions.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be considered for inclusion in our proxy statement and form of proxy relating to our Annual Meeting of Stockholders for the fiscal year ending June 25, 2016, pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by us at our executive offices set forth in this proxy statement no later than May 11, 2016.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our Annual Meeting of Stockholders for the fiscal year ending June 25, 2016, must be received by us at our executive offices set forth in this proxy statement no earlier than June 21, 2016, and no later than July 21, 2016.

In addition to the timely notice requirements, stockholder proposals (including proposals for nominees for directors) must include the information required by our bylaws and comply with the other applicable procedures described therein. Furthermore, stockholder proposals must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

The time limits noted above also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS

We know of no other matters to be submitted to the 2015 Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: September 9, 2015

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

In evaluating our business, we consider and use (i) operating income excluding share-based compensation charges and certain non-cash or non-recurring items such as certain acquisition related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), gain on the sale of a building, non-recurring CEO resignation costs and foreign currency adjustments, or operating profit, (ii) operating margin excluding stock-based compensation charges and certain non-cash or non-recurring items such as certain acquisition related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), gain on the sale of a building, non-recurring CEO resignation costs and foreign currency adjustments, as a percentage of total revenue, or non-GAAP operating margin, (iii) net income excluding non-cash interest, net, certain acquisition related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), impairment recovery on investments, non-recurring CEO resignation costs, share-based compensation charges, gain on the sale of a building, foreign currency adjustments and tax adjustments, or non-GAAP net income, and (iv) net income per share excluding non-cash interest, net, certain acquisition related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), impairment recovery on investments, non-recurring CEO resignation costs, share-based compensation charges, gain on the sale of a building, foreign currency adjustments and tax adjustments, or non-GAAP net income per share, as supplemental measures of operating performance, including the use of non-GAAP operating profit for purposes of the financial performance measures used in our annual performance-based cash bonus plan. Non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share, respectively. We present non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share because we consider them an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in operating profit, operating margin, net income, and net income per share caused by the existence and timing of share-based compensation charges and certain non-cash or non-recurring items such as certain acquisition related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), non-cash interest, net, gain on the sale of a building, impairment recovery on investments, non-recurring CEO resignation costs, foreign currency adjustments and tax adjustments. Non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share have limitations as analytical tools and should not be considered in isolation or as substitutes for our GAAP operating income, GAAP operating margin, GAAP net income, or GAAP net income per share. The principal limitations of these measures are that they do not reflect our actual expenses and may thus have the effect of inflating our GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share. The following is a reconciliation of the differences between GAAP and non-GAAP operating profit, operating margin, net income, and net income per share for the periods indicated:

A-1

	Fiscal Years Ended June 30,
	2011	2012	2013	2014	2015
GAAP Operating income	$72,518	$67,568	$100,691	$72,486	$162,163
GAAP operating margin	12.1%	12.3%	15.2%	7.6%	9.5%
Stock-based compensation charge	33,925	34,161	32,210	32,861	44,069
Acquisition and integration related costs(1)	—	—	2,372	83,595	78,716
Gain on sale of building	—	—	(1,578)	—	—
Non-recurring CEO resignation costs	1,245	—	—	—	—
Foreign currency adjustments(2)	—	—	—	—	(15,395)

Non-GAAP operating income	$107,688	$101,729	$133,695	$188,942	$269,553

Non-GAAP operating margin	18.0%	18.6%	20.1%	19.9%	15.8%
GAAP net income	$63,796	$54,144	$98,933	$46,689	$110,412
Non-cash interest, net	—	—	(194)	(1,058)	(701)
Acquisition and integration related costs(1)	—	—	2,372	83,595	78,716
Impairment recovery on investments	(59)	(77)	—	—	(179)
Non-recurring CEO resignation costs	1,245	—	—	—	—
Share-based compensation	33,925	34,161	32,210	32,861	44,069
Gain on sale of building	—	—	(1,578)	—	—
Foreign currency adjustments(2)	—	—	—	—	(15,395)
Tax adjustments	(9,984)	(9,589)	(25,365)	(4,506)	4,452

Non-GAAP net income	$88,923	$78,639	$106,378	$157,581	$221,374

GAAP net income per share — diluted	$1.80	$1.57	$2.89	$1.26	$2.84
Non-cash interest, net	—	—	(0.01)	(0.03)	(0.02)
Acquisition and integration related costs(1)	—	—	0.07	2.25	2.02
Impairment recovery on investments	—	—	—	—	—
Non-recurring CEO resignation costs	0.04	—	—	—	—
Share-based compensation	0.96	0.99	0.94	0.89	1.13
Gain on sale of building	—	—	(0.05)	—	—
Foreign currency adjustments(2)	—	—	—	—	(0.40)
Tax adjustments	(0.29)	(0.28)	(0.73)	(0.12)	0.12

Non-GAAP net income per share — diluted	$2.51	$2.28	$3.11	$4.25	$5.69

(1)	Acquisition and integration related costs consist of items related to either completed or announced acquisitions, including changes in contingent consideration, amortization associated with acquired intangible assets, and legal and consulting costs associated with either completed or announced acquisitions.
(2)	Foreign currency adjustments include currency remeasurement adjustments related to acquisition related liabilities.

A-2

1 PROXY CARD SYNAPTICS INCORPORATED 1251 McKay Drive San Jose, California 95131-1709 2015 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 9, 2015, and hereby appoints Richard A. Bergman and Francis F. Lee, and each of them, as lawful proxies and attorneys-in-fact, with full power to each of substitution, for, on behalf, and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 20, 2015, at 9:00 a.m., local time, at the Company’s principal executive offices located at 1251 McKay Drive, San Jose, California 95131-1709, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. (Continued and to be signed on the reverse side.) COMMENTS: 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF SYNAPTICS INCORPORATED October 20, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at - http://investor.shareholder.com/synaptics/annuals-proxies.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. ------------------ Please detach along perforated line and mail in the envelope provided. 00033303030300001000 6 102015 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE will be voted FOR the election of the directors; FOR the approval of the say-on-pay proposal; FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending June 25, 2016; FOR the re approval of the Section 162(m) provisions of the 2010 Incentive Compensation Plan; and as said proxies deem advisable on such other matters as may come before the meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: FOR AGAINST ABSTAIN Jeffrey D. Buchanan Keith B. Geeslin James L. Whims 2. Proposal to provide a non-binding advisory vote on the compensation of the Company’s Named Executive Officers for fiscal 2015 (“say-on-pay”). 3. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 25, 2016. 4. Proposal to reapprove the Section 162(m) provisions of the 2010 Incentive Compensation Plan. and upon such other matters which may properly come before the meeting or any adjournment or postponement thereof. Please check the box at right if you will attend the annual meeting. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.